0844-00-09

                                    AMENDMENT

                                     to the

                FACULTATIVE AGREEMENT Effective September 1, 1991

                                     between

                CUNA MUTUAL LIFE INSURANCE COMPANY, Waverly, Iowa
                    (hereinafter called the "Ceding Company")

                                       and

                  RGA REINSURANCE COMPANY, St. Louis, Missouri
                      (hereinafter called the "Reinsurer")


                   THIS AMENDMENT IS EFFECTIVE JANUARY 1, 2003

This Amendment is made as of the 1st day of January, 2003 (the "Effective Date") by and between the Ceding Company and the Reinsurer. The parties hereto desire to amend the Agreement as hereinafter provided.

1.     PREMIUM ADMINISTRATION

       The Premium due frequency for VUL Plans is hereby changed from monthly in arrears to annually in advance. Article IV, Premium Administration (effective January 1, 2002) is hereby revised and replaced by the attached Article IV, Premium Administration (effective January 1, 2003).

II. All provisions of the Facultative Agreement not specifically modified herein remain unchanged.

IN WITNESS WHEREOF, both parties have executed this Amendment in duplicate as follow:


CUNA MUTUAL LIFE INSURANCE COMPANY

      By: /s/ Barbara L. Secor               By: /s/ Scott D. Allen
          -------------------------              -------------------------

      Title: AVP, Assistant Secretary        Title: AVP
            -------------------------               -------------------------

      Date: 1/06/03                          Date:  1/02/03
          -------------------------                 -------------------------

RGA REINSURANCE COMPANY

      By: /s/ Donald Burke
          -------------------------

      Title: Vice President

      Date: 12/17/2002
            -----------------------

                       ARTICLE IV - PREMIUM ADMINISTRATION

                           (Effective January 1, 2003)


1.     ACCOUNTING PERIOD AND PREMIUM DUE
       ---------------------------------

       The Ceding Company will submit accounts to the Reinsurer, for reporting new business, alterations, terminations, renewals, claims, and premium due.

2.     ACCOUNTING ITEMS
       ----------------

       The accounts will contain a list of premiums due for the current accounting period, explain the reason for each premium payment, show premium subtotals adequate to use for premium accounting, including first year and renewal year premiums and allowances. The account information should provide the ability to evaluate retention limits, premium calculations and to establish reserves.

3.     REINSURANCE ADMINISTRATION REQUIREMENTS
       ---------------------------------------

       Reinsurance Administration Requirements are as shown in Exhibits D and E.

4.     PAYMENT OF BALANCES
       -------------------

       The Ceding Company will pay any balance due the Reinsurer, at the same time as the account is rendered, but in all cases, by the Accounting and Premium Due frequency as shown below. The Reinsurer will pay any balance due the Ceding Company, at the same time as the account is confirmed, however, at the latest, within thirty (30) days after receipt of the statement of account. Should the Reinsurer be unable to confirm the account in its entirety, the confirmed portion of the balance will be paid immediately. As soon as the account has been fully confirmed, the difference will be paid immediately by the debtor. All balances not paid within thirty (30) days of the due date shown on the statement will be in default.

              Accounting Period:          Monthly
              Premium Due:                Monthly in Arrears (for all UL Plans)
                                          Annually in Advance (all Plans other
                                          than UL Plans; adjustments will only
                                          be made on a monthly basis when the
                                          net amount at risk fluctuates by
                                          amounts more than $5,000)

5.     BALANCES IN DEFAULT
       -------------------

       The Reinsurer will have the right to terminate this Agreement, when balances are in default, by giving ninety (90) days written notice of termination to the Ceding Company. As of the close of the last day of this ninety (90) day notice period, the Reinsurer's liability for all risks reinsured under this Agreement will terminate. The first day of this ninety (90) day notice of termination, resulting from default as described in paragraph four of this Article, will be the day the notice is received in the mail by the Ceding Company, or if the mail is not used, the day it is delivered to the Ceding Company. If all balances in default are received within the ninety (90) day time period, the Agreement will remain in effect. The interest payable on balances in default is stipulated as follows:

           The Reinsurer reserves the right to charge interest at the Prime Rate plus 2% as stated in the Wall Street Journal on the 1st business day in January prior to the date of the premium when:

           a. Renewal premiums are not paid within sixty (60) days of the due date.

           b. Premiums for new business are not paid within one hundred twenty (120) days of the date the policy is issued.

6.     FLUCTUATIONS IN EXCHANGE RATES
       ------------------------------

       If the premium due periods allowed for the payment of balances are exceeded by either party, the debtor will bear the currency risk, in the event of any subsequent alteration in the exchange rate, by more than five percent, unless the debtor is not responsible for the delay in payment.